Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made and entered into effective as of July 20, 2016 (the "Effective Date"), by and between Geoffrey L. Brown (the "Executive") and Powin Energy Corporation (the "Company").

RECITALS

WHEREAS, the Company desires to employ the Executive as the President of the Company, and the Executive desires to serve in such capacity;

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, the employment of the Executive by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions

(a)           “Additional Terms of Employment” means the Terms of Employment attached hereto as Exhibit A.

(b)           "Base Salary" has the meaning set forth in Section 5(a).

(c)           "Board" means the Board of Directors of the Company.

(d)           "Cause" means:  (i) the Executive's conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (ii)  the Executive's continued and willful failure to perform substantially his responsibilities to the Company under this Agreement, after written demand for substantial performance has been given by the Board that specifically identifies how the Executive has not substantially performed his responsibilities; (iii) the Executive's material fraud or dishonesty against the Company; or (iv) the Executive's willful and material breach of the Company's written code of conduct and business ethics.  Any determination of Cause by the Company shall be made by a resolution approved by a majority of the members of the Board, provided that, with respect to Section 1(d)(ii), the Board must give the Executive notice and 60 days to cure the substantial nonperformance.  Any notice of a termination for Cause shall be made within 90 days following the date on which the Company first obtains actual knowledge of the circumstances alleged to constitute a Cause event hereunder.

(e)           "Change of Control" means the occurrence of any of the following:

(i)           any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (A) the Company or any subsidiary of the Company, (B) any shareholder who, as of the Effective Date, owns more than 50% of the combined voting power of the Company’s outstanding securities, or (C) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(ii)           consummation of a reorganization, merger or consolidation of the Company, in each case, unless, following such transaction, all or substantially all the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such transaction (including, without limitation, a company that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such transaction of the outstanding voting securities of the Company; provided, however, that the merger of Powin Energy Corporation, an Oregon corporation, into Powin Corporation, a Nevada corporation, shall not be a Change of Control;

(iii)           any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all of the Company's assets;

(iv)           a "Board Change" which, for purposes of this Agreement, shall have occurred if a majority of the seats on the Board are occupied by individuals who were neither (A) nominated by a majority of the Incumbent Directors nor (B) appointed by directors so nominated ("Incumbent Director" means a member of the Board who has been either (1) nominated by a majority of the directors of the Company then in office or (2) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or
(v)           an approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(f)           "Code" means the Internal Revenue Code of 1986, as amended.

(g)           "Compensation Committee" means the Compensation Committee of the Board.

(h)           "Disability" means the Executive's inability to perform his employment duties to the Company hereunder, with or without reasonable accommodation, for 180 days (in the aggregate) in any one-year period as determined by an independent physician selected by the Company.

(i)           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(j)           "Good Reason" means the occurrence of any of the following without the Executive's express prior written consent:  (i) a material reduction of or to the Executive's duties, authority, responsibilities or reporting relationship; (ii) a material reduction of the Executive's Base Salary; (iii) a material reduction of the Executive's Target Cash Bonus; (iv) a requirement that the Executive relocate his primary work location more than 25 miles from Portland, Oregon or from any work location to which the Company transfers the Executive during the course of his employment and to which such transfer the Executive has consented; (v) in connection with a Change of Control, the failure of the Company to assign this Agreement to a successor to the Company or the failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement in a writing delivered to the Executive; (vi) a material breach of this Agreement by the Company; or (vii) Executive is not appointed to replace the current Chief Executive Officer upon the current Chief Executive Officer’s resignation or removal from office.

Notwithstanding the foregoing, termination of employment by the Executive will not be for Good Reason unless (x) the Executive delivers written notice to the Company (the "Good Reason Notice") of the existence of the condition which the Executive believes constitutes Good Reason within 90 days of the initial existence of such condition (which Good Reason Notice specifically identifies such condition), (y) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the "Good Reason Cure Period"), and (z) the Executive actually terminates employment within 30 days after the expiration of the Good Reason Cure Period.

(k)           "Release" means a release of claims against the Company substantially in the form attached hereto as Exhibit B; provided, however, that notwithstanding the foregoing, such Release is not intended to and will not waive the Executive's rights:  (i) to indemnification pursuant to any applicable provision of the Company's Bylaws or Articles of Incorporation, as amended, pursuant to any written indemnification agreement between the Executive and the Company, or pursuant to applicable law; (ii) to vested benefits or payments specifically to be provided to the Executive under this Agreement or any Company employee benefit plans or policies; or (iii) respecting any claims the Executive may have solely by virtue of the Executive's status as a stockholder of the Company.  The Release also shall not include claims that an employee cannot lawfully release through execution of a general release of claims.

(l)           "Section 409A" means Section 409A of the Code and the Treasury Regulations and official guidance issued in respect of Section 409A of the Code.

(m)           “Severance Multiplier” means, (i) if the termination occurs on or prior to December 31, 2016, 0.75; and (ii) if the termination occurs on or after January 1, 2017, 1.0.

(n)           "Target Cash Bonus" has the meaning set forth in Section 5(c).

(o)           "Transaction Value" shall equal, without duplication, (i) the aggregate value of gross consideration, whether cash, cash equivalents, stock or other securities, or other property (including contingent consideration), received or to be received by the Company, its affiliates and/or its equity holders (in their capacity as equity holders (including the aggregate value of all consideration received or to be received by the holders of the Company’s stock options, warrants and other securities convertible or exercisable into common shares of the Company)), for or with respect to the Company or its shares or assets, plus (ii) the aggregate value of all indebtedness of the Company.

2.	Duties and Scope of Employment

The Company shall employ the Executive in the position of President.  As long as Executive serves as President, it is the intention of the Company that he will be nominated to serve on the Board, and the Board shall use its best efforts to secure the Executive’s election to the Board.  The Executive shall report directly to the Company's Chief Executive Officer.  The Executive will render such business and professional services in the performance of the Executive's duties, consistent with the Executive's position(s) within the Company, as shall be reasonably assigned to the Executive at any time and from time to time by the Chief Executive Officer.1

3.	Obligations

While employed hereunder, the Executive will perform his duties ethically, faithfully and to the best of the Executive's ability and in accordance with law and Company policy.  The Executive agrees not to actively engage in any other employment, occupation or consulting activity for remuneration without the express prior written approval of the Company's Chief Executive Officer; provided, however, that notwithstanding anything to the contrary in the Additional Terms of Employment, the Executive may engage in renewable project development, professional and charitable activities so long as such activities are not competitive with the Company, do not create a conflict of interest with the Company and do not materially interfere with the Executive's responsibilities to the Company.

4.	Agreement Term

Unless earlier terminated as provided herein, the term of this Agreement (the "Agreement Term") shall be for a period of three years commencing on the Effective Date, and may be extended thereafter upon the written mutual agreement of the Executive and the Company.

5.	Compensation and Benefits

(a)           Base Salary.  The Company agrees to pay the Executive a base salary (the "Base Salary") at an annual rate of not less than $240,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  The Executive's Base Salary shall be subject to annual review by the Board (or a committee thereof).  Company shall review the base salary annually on June 30th of each year starting with June 30, 2017 for the purpose of bringing Executive’s base salary in line with comparable salaries of Presidents of public and private companies with revenues of $50 Million to $100 Million in the State of Oregon and increase the base salary resulting from such review, in the sole discretion of the Company.

(b)           Annual Equity Grant.  The Executive shall be eligible to participate in the Company's equity incentive compensation plans and programs for the Company's senior executives at a level commensurate with his position.  The Executive shall have the opportunity to earn an annual equity incentive bonus measured against criteria to be determined by the Board (or a committee thereof).

(c)           Annual Cash Bonus.  The Executive shall have the opportunity to earn an annual target cash bonus (the "Target Cash Bonus") measured against criteria to be determined by the Board (or a committee thereof) of at least 50% of Base Salary.

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1 Note to Company: Consider including these items in the description of officer roles in the Company bylaws.

(d)           Benefits.  The Executive and his eligible dependents shall be eligible to participate in the employee benefit plans that are available or that become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.  Such benefits shall include participation in the group medical, life, disability, and retirement plans that are made generally available to employees of the Company, and any supplemental plans available to senior executives of the Company from time to time.

(e)           Paid Time Off.  The Executive shall be entitled to four (4) weeks of paid time off (“PTO”) during each calendar year of this Agreement in addition to all federal holidays, or such greater period as the Board shall approve.  Executive may carry over up to eighty (80) unused PTO hours into the following year.

(f)           Expenses.  The Company shall reimburse the Executive for reasonable business expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

(g)           Equity Awards.  On or shortly following the Effective Date and filing of the Registration Statement (as defined below), the Executive shall be granted restricted stock units representing four percent (4%) of the Company’s common shares on an as-converted, fully-diluted basis (the “RSU Awards”).  Twenty-five percent (25%) of the RSU Awards shall vest on the Effective Date.  The balance of the RSU Awards shall vest in twelve equal quarterly installments from the Effective Date, subject to Executive’s continued employment, and shall otherwise be subject to the terms and conditions of the Restricted Stock Units Notice and Agreement to be approved by the Compensation Committee with respect to such RSU Awards.

(h)           Registration of Shares.  The Company shall register, at no cost to the Executive, on a registration statement on Form S-8 to be filed with the U.S. Securities and Exchange Commission (the “SEC”) as soon as practicable, but, in any event, no later than 90 days following the Effective Date, the number of shares of common stock of the Company (the “Common Stock”) issuable to the Executive pursuant to this Agreement with respect to the RSU Awards (the “Registration Statement”).  In the event that the Company does not file the Registration Statement with the SEC on or before the 90th day following the Effective Date, the RSU Awards shall be replaced automatically, without further action by the Company or the Executive, by cash settled awards with otherwise identical terms and economic value.

(i)           Company Sale Bonus.  In the event that a Change of Control is effected within 12 months following the Effective Date, Executive shall be paid a transaction fee in an amount equal to 5% of the Transaction Value.

6.	Termination of Employment

(a)           General Provisions.  This Agreement and the Executive's employment with the Company may be terminated by either the Executive or the Company at will at any time with or without Cause; provided, however, that the parties’ rights and obligations upon such termination during the Agreement Term shall be as set forth in applicable provisions of this Agreement; and provided, further, that Section 6(d) provides for payments in the event of certain terminations of employment after the expiration of the Agreement Term.

(b)           Any Termination by Company or Executive.  In the event of any termination of the Executive's employment with the Company, whether by the Company or by the Executive, (i) the Company shall pay the Executive any unpaid Base Salary due for periods prior to the date of termination of employment ("Termination Date"); (ii) the Company shall pay the Executive any unpaid bonus compensation pursuant to Section 5(b), to the extent earned through the Termination Date; (iii) the Company shall pay the Executive all of the Executive's accrued and unused "paid time off" (PTO), if any, through the Termination Date; (iv) deferred compensation subject to vesting and maturity dates as set forth in the plan documents shall be paid as provided for in the relevant plan; and (v) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company through the Termination Date (collectively, the "Accrued Obligations").  The Accrued Obligations shall be paid promptly upon termination and within the period of time mandated by applicable law (but, in any event, within 30 days after the Termination Date).  The Accrued Obligations paid or provided pursuant to this Section 6(b) shall be in addition to the payments and benefits, if any, to be provided to the Executive upon his termination of employment pursuant to Section 6(c), 6(d), 6(e), or 6(f).  Except as expressly stated above or as required by law or this Agreement, the Executive shall receive no further compensation in any form other than as set forth in this Section 6(b).

(c)           Termination by Company Without Cause or by Executive with Good Reason Outside a Change of Control.  If, other than in connection with a Change of Control as described in Section 6(d), the Executive's employment with the Company is terminated by the Company without Cause or the Executive terminates employment with the Company under circumstances constituting Good Reason, then subject to Section 6(g), the Executive shall receive the following payments and benefits:

(i)           a severance payment in an amount equal to the sum of (A) the Severance Multiplier times the Executive's Base Salary in effect as of the Termination Date (or if the Executive terminates employment under circumstances constituting Good Reason due to a material reduction of the Executive's Base Salary, the Executive's Base Salary in effect immediately prior to such reduction) and (B) the Severance Multiplier times his then current annual Target Cash Bonus amount (or if the Executive terminates employment under circumstances constituting Good Reason due to a material reduction of the Executive's Target Cash Bonus, the Executive’s annual Target Cash Bonus amount in effect immediately prior to such reduction), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 11(b)(ii);

(ii)           a lump-sum payment in an amount equal to (A) the monthly COBRA premium in effect under the Company's group health plan as of the Termination Date for the coverage in effect under such plan for the Executive (and the Executive's spouse and dependent children) on such date multiplied by (B) 12 (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 11(b)(ii); and

(iii)           notwithstanding any provision to the contrary in any applicable equity compensation plan or any outstanding equity award agreement, the treatment of the Executive’s outstanding equity awards shall be governed solely by the following provisions:  (A) all of the Executive's then-outstanding time-vesting equity awards shall fully vest and all restrictions thereon shall lapse, and (B) to the extent vested (including as a result of the acceleration provided under this Section 6(c)(iii)), all of the Executive's outstanding stock options shall remain exercisable until the first to occur of 12 months following the Termination Date and each such stock option's original expiration date.

For the avoidance of doubt, under no circumstances will the Executive be entitled to payments and benefits under both this Section 6(c) and Section 6(d).

(d)           Termination of Employment in Connection With a Change of Control.  If the Company terminates the Executive's employment without Cause or the Executive terminates employment with the Company for Good Reason (1) on the day of or during the 12-month period immediately following the consummation of a Change of Control or (2) during the 90-day period prior to the consummation of a Change of Control but at the request of any third party participating in or causing the Change of Control or otherwise in connection with the Change of Control, then subject to Section 6(g), the Executive shall receive the following payments and benefits:

(i)           a severance payment in an amount equal to the sum of (A) one times the Executive's Base Salary in effect as of the Termination Date (or if the Executive terminates employment for Good Reason due to a material reduction of the Executive's Base Salary, the Executive’s Base Salary in effect immediately prior to such reduction), plus (B) one times the Executive’s then current Target Cash Bonus amount (or if the Executive terminates employment for Good Reason due to a material reduction of the Executive's Target Cash Bonus, the Executive’s annual Target Cash Bonus in effect immediately prior to such reduction) (in each case less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 11(b)(ii);

(ii)           a lump-sum payment in an amount equal to (A) the monthly COBRA premium in effect under the Company's group health plan as of the Termination Date for the coverage in effect under such plan for the Executive (and the Executive's spouse and dependent children) on such date multiplied by (B) 12 (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 11(b)(ii); and

(iii)           notwithstanding any provision to the contrary in any applicable equity compensation plan or any outstanding equity award agreement, the treatment of the Executive’s outstanding equity awards shall be governed solely by the following provisions:  (A) all of the Executive's then-outstanding equity awards shall fully vest and all restrictions thereon shall lapse, and (B) to the extent vested (including as a result of the acceleration provided under this Section 6(d)(iii)), all of the Executive's outstanding stock options shall remain exercisable until the first to occur of 12 months following the Termination Date and each such stock option's original expiration date.

If a Change of Control is consummated prior to the expiration of the Agreement Term, this Section 6(d) shall apply to a termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason during the 12-month period immediately following the consummation of the Change of Control even if such 12-month period extends past the expiration of the Agreement Term.  Moreover, notwithstanding the expiration of the Agreement Term, if a Change of Control is consummated within 90 days after the expiration of the Agreement Term, then this Section 6(d) shall apply to a termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason (i) on the day of or during the 12-month period immediately following the consummation of the Change of Control or (ii) during the 90-day period prior to the consummation of the Change of Control but at the request of any third party participating in or causing the Change of Control or otherwise in connection with the Change of Control.

For the avoidance of doubt, the payments and benefits described under this Section 6(d) and the Accrued Obligations shall be the only payments and benefits to which the Executive is entitled in the event that the Executive's employment terminates under this Section 6(d).

(e)           Death.  In the event of the Executive's death while employed hereunder, and subject to Section 6(g), the Executive's beneficiary (or such other person(s) specified by will or the laws of descent and distribution) shall be entitled to receive a lump-sum payment in an amount equal to twelve months' Base Salary in effect as of the Termination Date (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii).

(f)           Disability.  In the event of the Executive's termination of employment with the Company due to Disability, and subject to Section 6(g), the Executive shall be entitled to receive a lump-sum payment in an amount equal to twelve months' Base Salary in effect as of the Termination Date (less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 13(b)(ii).

(g)           Release and Other Conditions.  The payments and benefits described in Sections 6(c) through 6(f) are expressly conditioned on (i) the Executive (or, in the case of the Executive's death, the Executive's representative) signing and delivering (and not revoking thereafter) a Release to the Company (which, in the case of the Executive's death, also releases any claims by the Executive's estate or survivors), which Release is executed, delivered and effective no later than 60 days following the Termination Date and (ii) the Executive continuing to satisfy any obligations to the Company under this Agreement and the Release.  In the event the Release described in Section 6(g)(i) is not executed, delivered and effective by the 60th day after the Termination Date, none of such payments or benefits shall be provided to the Executive.

7.	Section 280G

(a)           Amount of Payments and Benefits.  Notwithstanding anything to the contrary herein, in the event that the Executive becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any noncash benefits and the accelerated vesting of equity-based awards) under this Agreement or under any other plan, agreement or arrangement with the Company or any person affiliated with the Company (collectively, the "Payments"), that may separately or in the aggregate constitute "parachute payments" within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder (or any similar or successor provision) (collectively, "Section 280G") and it is determined that, but for this Section 7(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the "Excise Tax"), the Company shall pay to the Executive either (i) the full amount of the Payments or (ii) an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an "excess parachute payment" (within the meaning of Section 280G) (the "Capped Payments"), whichever of the foregoing amounts results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.  For purposes of determining whether the Executive would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by the Executive in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the payments and benefits are to be paid, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of the Executive's residence on the effective date of the relevant transaction described under Section 280G(b)(2)(A)(i) of the Code, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Section 68 of the Code and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b)           Computations and Determinations.  All computations and determinations called for by this Section 7 shall be made by an independent accounting firm or independent tax counsel appointed by the Company and reasonably acceptable to the Executive (the "Tax Counsel"), and all such computations and determinations shall be conclusive and binding on the Company and the Executive.  For purposes of such calculations and determinations, the Tax Counsel may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Tax Counsel shall submit its determination and detailed supporting calculations to both the Executive and the Company within 15 days after receipt of a notice from either the Company or the Executive that the Executive may receive payments which may be considered "parachute payments."  The Company and the Executive shall furnish to the Tax Counsel such information and documents as the Tax Counsel may reasonably request in order to make the computations and determinations called for by this Section 7.  The Company shall bear all costs that the Tax Counsel may reasonably incur in connection with the computations and determinations called for by this Section 7.

(c)           Reduction Methodology.  In the event that Section 7(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in its reasonable discretion in the following order:  (i) reduction of any Payments that are subject to Section 409A on a pro-rata basis or such other manner that complies with Section 409A, as determined by the Company, and (ii) reduction of any Payments that are exempt from Section 409A.

8.	Additional Employment Terms

The Additional Terms of Employment are incorporated herein by reference.  The Additional Terms of Employment shall survive the termination of this Agreement and/or the Executive’s employment with the Company.

9.	Successors; Personal Services

The services and duties to be performed by the Executive hereunder are personal and may not be assigned or delegated.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive and the Executive's heirs and representatives.

10.	Notices

Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to the Executive at the home address the Executive most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

11.	Section 409A

(a)           The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A.  Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.

(b)           Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(i)           if the Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Section 409A, then with regard to any payment that is considered a "deferral of compensation" under Section 409A payable on account of a "separation from service," such payment shall be made on the date which is the earlier of (A) the date that is six months and one day after the date of such "separation from service" of the Executive and (B) the date of the Executive's death (the "Delay Period"), to the extent required to avoid the imposition of any additional tax or interest on the Executive under Section 409A.  Within ten business days following the expiration of the Delay Period, all payments delayed pursuant to this Section 11(b)(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for those payments in this Agreement;

(ii)           to the extent that any payments or benefits under this Agreement are conditioned on a Release, if the Release is executed and delivered by the Executive to the Company and becomes irrevocable and effective within the specified 60-day post-termination period, then, subject to Section 11(b)(i) and to the extent not exempt under Section 409A, such payments or benefits shall be made or commence on the first payroll date after the date that is 60 days after the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date).  If a payment or benefit under this Agreement is conditioned on a Release and such Release is not executed, delivered and effective by the 60th day after the Termination Date, such payment or benefit shall not be paid or provided to the Executive;

(iii)           all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15 of the calendar year following the calendar year in which the expenses to be reimbursed were incurred).  No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and the Executive's right to reimbursement shall not be subject to liquidation or exchange for any other benefit;

(iv)           for purposes of Section 409A, each payment pursuant to this Agreement shall be treated as a separate and distinct payment and the Executive's right to receive a series of installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within 30 days"), the actual date of payment within the specified period shall be within the sole discretion of the Company;

(v)           in no event shall any payment under this Agreement that constitutes a "deferral of compensation" for purposes of Section 409A be offset by any other payment pursuant to this Agreement or otherwise; and

(vi)           to the extent required for purposes of compliance with Section 409A, termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service."

(c)           The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that may be necessary, appropriate, or desirable to avoid imposition of additional tax or income recognition on the Executive under Section 409A, in each case to the maximum extent permitted by applicable law.

12.	Miscellaneous Provisions

(a)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)           Entire Agreement.  This Agreement (including exhibits), together with the RSU Awards Notice and Agreement, shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreements, representations or understandings (whether oral or written or whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matters hereof.  This Agreement may not be modified except expressly in a writing signed by both parties.

(c)           Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Oregon without reference to any choice of law rules.

(d)           Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)           No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, in respect of bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 12(e) shall be void.

(f)           No Duty to Mitigate.  The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(g)           Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of all applicable income, employment and other taxes.

(h)           Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate (as defined under the Exchange Act), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company.  In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Executive.

(i)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

POWIN ENERGY CORPORATION

By:/s/ Joseph Lu Name:Joseph Lu Title:Chief Executive Officer

EXECUTIVE:

/s/ Geoffrey L. Brown Geoffrey L. Brown

EXHIBIT A

ADDITIONAL TERMS OF EMPLOYMENT

In consideration of the employment of Geoff Brown (“Executive”) by Powin Energy Corporation, an Oregon corporation (“Powin” or the “Company”), and in consideration of the compensation now and hereafter paid to Executive, Executive agrees to the following terms and conditions of Executive’s employment relationship with the Company (the “Agreement”) which supplement the terms of Executive’s employment agreement with the Company, dated as of July 20, 2016 (the “Employment Agreement”):

Section I – Return of Company Property

On the date of termination of Executive’s employment (or at any time prior thereto at the Company’s request), Executive will return to Powin all papers, drawings, notes, memoranda, manuals, specifications, designs, devices, documents, diskettes and tapes, and any other material on any media containing or disclosing any confidential or proprietary technical or business information of Powin or any third party to whom Powin owes a duty of confidentiality.  Anything to the contrary notwithstanding, Executive shall be entitled to retain papers and other materials of a personal nature, including, but not limited to, information showing Executive’s compensation or relating to reimbursement of expenses, and copies of compensatory plans, programs and agreements with Powin.

Section II – Non-Disclosure

Except as may be expressly required in the course of carrying out the Executive’s duties and obligations under the Employment Agreement, the Executive will (i) keep confidential any proprietary technical, financial, marketing, distribution or business information or trade secrets of Powin, including, concepts, techniques, processes, methods, systems, designs, cost data, computer programs, formulas, development or experimental work, work in progress, or information or details regarding Powin’s relationships with customers, vendors, partners and suppliers (collectively “Powin Confidential Information”) and all documentation and information relating thereto, and (ii) not disclose any Powin Confidential Information to any person or use or exploit any Confidential Information (x) for any purpose other than the proper purposes of the Company or (y) in any manner detrimental to the Company, in each case, during the term of Executive’s employment, or at any time thereafter.

Anything herein to the contrary notwithstanding, Powin Confidential Information does not include information which:

•	represents broadly available commercial knowledge;

•	is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement;

•
was within Executive’s possession prior to its being furnished to Executive by or on behalf of Powin, provided that the source of such information was not known by Executive to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Powin with respect to such information;

•
becomes available to Executive on a nonconfidential basis from a source other than Powin, provided that such source is not known by Executive to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Powin with respect to such information; or

•	is independently developed by Executive without use of or reference to the Powin Confidential Information.

Despite this Section II, if the Executive is requested or required by any law, regulation or rule, or any legal, regulatory or administrative process to disclose any Powin Confidential Information, the Executive shall promptly, if legally permitted, notify the Company in writing of such request or requirement so that the Company may seek an appropriate protective order or other relief. The Executive will not oppose any effort by the Company to resist or narrow such request or to seek a protective order or other appropriate remedy.

Section III – Invention Assignment, Release and Cooperation

1.  Invention Assignment and Release:  Executive will assign to Powin all of Executive’s right, title and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any resources of the Company and within the scope of the Executive’s work with the Company or that relate to the business or operations of the Company, and that are made or conceived by the Executive, solely or jointly with others, during the period of the Executive’s employment with the Company or its subsidiaries (the “Inventions”).  The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company.  The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon termination of employment, or upon the request of the Company.  The Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be reasonably requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company.  The Executive will also execute assignments to the Company of all patents or other intellectual property rights that may issue on the Inventions, and give the Company reasonable assistance to obtain the Inventions for the Company’s benefit without additional compensation to the Executive from the Company, but entirely at the expense of the Company.

Executive’s obligation under this section shall not apply to any Invention that was developed on Executive’s own time if:

a)	No equipment, supplies, facility, or trade secret information of Powin was used in its development; and

b)	It does not relate (1) directly to the business of Powin or (2) to the actual or demonstrably anticipated research or development of Powin; or

c)	It does not result from any work performed by Executive for Powin.

2.  Prior Inventions:  Executive has listed and described on Exhibit A, attached hereto, all Inventions belonging to Executive and made by Executive prior to Executive’s employment at Powin that Executive wishes to have excluded from this Agreement.

Section IV – Non-Competition and Non-Solicitation

1.  Non-Competition: During the twelve (12) months following a termination of the Executive’s employment by the Company for Cause or by Executive other than for Good Reason, Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in a Competitive Business in the United States.  Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded corporation engaged in a Competitive Business, so long as the Executive has no active participation in the business of such corporation.  For purposes hereof, the term “Competitive Business” shall mean any business involved in the battery manufacturing business.

2.  Non-Solicitation:  While employed at Powin and during the twelve (12) months following termination of Executive’s employment, Executive on his own behalf or on behalf of any other person or entity, will not solicit, induce or attempt to influence directly or indirectly any employee of Powin to work for Executive or any other person or entity for whom Executive works; provided, however, that the foregoing provision will not prevent Executive or any subsequent employer of Executive from employing any such person who responds to a general solicitation, or who contacts Executive or Executive’s employer on his or her own initiative without any direct solicitation (other than a general solicitation) by, or encouragement from, the Executive, nor shall it prohibit a subsequent employer of Executive from hiring an employee of the Company so long as Executive has not in any way been involved in the recruitment, solicitation or hiring of such employee.

Section V – Miscellaneous Terms

1.  Choice of Law:  This Agreement shall be governed for all purposes by the laws of the state of Oregon as such laws apply to contracts to be performed within Oregon by residents of Oregon.

2.  Conflicting Provisions:  If any provision of this Agreement shall be declared excessively broad, it shall be construed or modified so as to cover only that duration, scope or activity that is determined to be valid and enforceable.

3. Acknowledgment:  Executive acknowledges and affirms that a breach of Section IV(1) and Section IV(2) of this Agreement by Executive cannot be adequately compensated in an action for damages at law, and the Company shall be entitled to seek equitable relief, including injunctive relief and specific performance, as a remedy for any such breach.

I have signed my name this date.

Signature of Executive: Geoffrey  L. Brown

Name of Executive: /s/ Geoffrey vL. Brown

Date: July 20, 2016

EXHIBIT B

GENERAL RELEASE OF CLAIMS

This General Release and Waiver of Claims (this “Release”) is executed by [    ] (“Executive”) as of the date set forth below, and will become effective as of the “Effective Date” as defined below.  This Release is in consideration of severance benefits to be paid to Executive by Powin Energy Corporation, an Oregon corporation (the “Company”), pursuant to the Employment Agreement between Executive and the Company dated as of [               ], 2016 (the “Employment Agreement”).  Execution of this Release without revocation by Executive will satisfy the requirement, set forth in Section 6(g) of the Employment Agreement, that Executive execute a general release and waiver of claims in order to receive severance benefits pursuant to the Employment Agreement.

1.           Termination of Employment

Executive acknowledges that his employment with the Company and any of its subsidiaries (collectively, the “Company Group”) and any and all appointments he held with any member of the Company Group, whether as officer, director, employee, consultant, agent or otherwise, terminated as of ___________ (the “Termination Date”).  Effective as of the Termination Date, Executive has not had or exercised or purported to have or exercise any authority to act on behalf of the Company or any other member of the Company Group, nor will Executive have or exercise or purport to have or exercise such authority in the future.

2.           Waiver and Release

(a)
Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to Executive’s employment or termination of employment with, or Executive’s serving in any capacity in respect of any member of the Company Group (collectively, “Claims”).  The Claims waived and released by this Release include any and all Claims, whether known or unknown, whether in law or in equity, which Executive may now have or ever had against any member of the Company Group or any shareholder, employee, officer, director, agent, attorney, representative, trustee, administrator or fiduciary of any member of the Company Group (collectively, the “Company Releasees”) up to and including the date of Executive’s execution of this Agreement.  The Claims waived and released by this Release include, without limitation, any and all Claims arising out of Executive’s employment with the Company Group under, by way of example and not limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”, a law which prohibits discrimination on the basis of age against persons age 40 and older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act, all as amended, and all other federal, state and local statutes, ordinances, regulations and the common law, and any and all Claims arising out of any express or implied contract, except as described in Paragraphs 2(b) and 2(c) below.

(b)
The waiver and release set forth in this Section 2 shall not be construed as waiving or releasing any claim or right that as a matter of law cannot be waived or released, including Executive’s right to file a charge with the Equal Employment Opportunity Commission or other government agency; however, Executive waives any right to recover monetary remedies and agrees that he will not accept any monetary remedy as a result of any such charge or as a result of any legal action taken against the Company by any such agency.

(c)	Notwithstanding anything else in this Release, Executive does not waive or release claims with respect to:

(i)	Executive’s entitlement, if any, to severance benefits pursuant to the Employment Agreement;

(ii)	vested benefits or payments specifically to be provided to the Executive pursuant to the Employment Agreement or any Company employee benefit plans or policies;

(iii)
indemnification pursuant to any applicable provision of the Company's Bylaws or Articles of Incorporation, as amended, pursuant to any written indemnification agreement between the Executive and the Company, or pursuant to applicable law;

(iv)	any claims which the Executive may have solely by virtue of the Executive's status as a shareholder of the Company; or

(v)	unemployment compensation to which Executive may be entitled under applicable law.

3.           No Admission of Wrongdoing

This Release shall not be construed as an admission by either party of any wrongful or unlawful act or breach of contract.

4.           Binding Agreement; Successors and Assigns

This Release binds Executive’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the respective heirs, administrators, representatives, executors, successors, and assigns of any person or entity as to whom the waiver and release set forth in Section 2 applies.

5.           Knowing and Voluntary Agreement; Consideration and Revocation Periods

(a)
Executive acknowledges that he has been given twenty-one (21) calendar days from the date of receipt of this Release to consider all of the provisions of this Release and that if he signs this Release before the 21-day period has ended he knowingly and voluntarily waives some or all of such 21-day period.

(b)
Executive represents that (i) he has read this Release carefully, (ii) he has hereby been advised by the Company to consult an attorney of his choice and has either done so or voluntarily chosen not to do so, (iii) he fully understands that by signing below he is giving up certain rights which he might otherwise have to sue or assert a claim against any of the Company Releasees, and (iv) he has not been forced or pressured in any manner whatsoever to sign this Release, and agrees to all of its terms voluntarily.

(c)
Executive shall have seven (7) calendar days from the date of his execution of this Release (the “Revocation Period”) in which he may revoke this Release.  Such revocation must be in writing and delivered, prior to the expiration of the Revocation Period, to the attention of the Company’s Chief Executive Officer at the Company’s then-current headquarters address.  If Executive revokes this Release during the Revocation Period, then the Release shall be null and void and without effect.

6.           Effective Date

The Effective Date of this Release will be day after the Revocation Period expires without revocation by Executive.

IN WITNESS WHEREOF, Executive has executed this Release as of the date indicated below.

Dated:

EXHIBIT C

FORM OF RESTRICTED STOCK UNIT AWARD NOTICE AND AGREEMENT